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BRIGHTHOUSE LIFE INSURANCE COMPANY
11225 NORTH COMMUNITY HOUSE ROAD
CHARLOTTE, NORTH CAROLINA 28277

BRIGHTHOUSE SECURITIES, LLC
11225 NORTH COMMUNITY HOUSE ROAD
CHARLOTTE, NORTH CAROLINA 28277

April 6, 2018

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Brighthouse Life Insurance Company ("Registrant")
    Brighthouse Retirement Account Liquidity Benefit
    Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 SEC File No. 333-221618

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as issuer, and the undersigned, as principal underwriter, for the Brighthouse Retirement Account Liquidity Benefit, hereby request the acceleration of the effective date of the above-captioned amendment to the Registration Statement on Form S-3 be declared effective on April 30, 2018 or as soon thereafter as practicable.

Sincerely,

BRIGHTHOUSE LIFE INSURANCE COMPANY

By:     /s/ Gregory E. Illson
        --------------------------
Name:   Gregory E. Illson
Title:  Vice President

BRIGHTHOUSE SECURITIES, LLC

By:     /s/ Donald Leintz
        --------------------------
Name:   Donald Leintz
Title:  Vice President